Exhibit 10.42

CASH PERFORMANCE AWARD AGREEMENT
UNDER THE
RED ROBIN GOURMET BURGERS, INC.
2017 PERFORMANCE INCENTIVE PLAN

THIS AWARD AGREEMENT is made and entered into as of [Date] (the “Date of Grant”), by and between Red Robin Gourmet Burgers, Inc. (the “Company”), and [Employee] (“Employee”).
WHEREAS, the Board of Directors of the Company (the “Board of Directors”) has adopted the Company’s 2017 Performance Incentive Plan (the “Plan”);
WHEREAS, the Plan provides for the granting of Cash Performance Awards to eligible participants as determined by the Committee; and
WHEREAS, the Committee has determined that Employee is eligible to receive a Cash Performance Award under the Plan and has determined that it would be in the best interest of the Company to grant to Employee the Cash Performance Award provided for herein.
NOW, THEREFORE, the Company and Employee agree as follows:
1.    Grant of Award. The Company hereby grants to Employee the right to receive a cash bonus (Employee’s “Cash Award”) with a target value of [$______] (the “Target Value”), the payment of which is subject to the achievement of the applicable Performance Goals and satisfaction of applicable vesting conditions. Employee’s Cash Award is divided into three tranches, each having a value equal to one-third of the Target Value: Tranche 1, Tranche 2, and Tranche 3 (each, a “Tranche” and the value of each Tranche, Employee’s yearly “Target Incentive”).
2.    Award Subject to Plan. This Award is granted pursuant to and is expressly subject to the terms and conditions of the Plan, which terms are incorporated herein by reference.
3.    Performance Period. The performance period for Tranche 1 of the Cash Award is the period commencing [●] and ending [●] (the “First Performance Interval”). The performance period for Tranche 2 of the Cash Award is the period commencing [●] and ending [●] (the “Second Performance Interval”). The performance period for Tranche 3 of the Cash Award is the period commencing [●] and ending [●] (the “Third Performance Interval” and each of the First Performance Interval, the Second Performance Interval, and the Third Performance Interval, a “Performance Interval”; and the First Performance Interval, the Second Performance Interval, and the Third Performance Interval, collectively, the “Performance Period”).
4.    Cash Award.
(a)    General. Depending on the Company’s satisfaction of the Performance Goals applicable to Employee’s Target Incentive for a Performance Interval, Employee’s Target Incentive may be earned at target, below target, or above target.
(b)    Amount of Target Incentive Payable to Employee for each Performance Period. On or prior to the 90th day of each Performance Interval, the Committee shall establish and communicate (i) the Performance Goal(s) and (ii) the payout range (e.g., from 0% to 200%) applicable to the Tranche of Employee’s Cash Award for such Performance Interval.
(c)    Payment of Cash Award. Subject to early termination of this Award Agreement pursuant to Section 6, the Company will pay to Employee the aggregate earned Cash Award for Tranche 1, Tranche 2, and Tranche 3, if any, based upon the extent of achievement of the Performance Goals established by the Committee in accordance with Section 4(b). Such payment, if any, will be made by the Company after the completion of the Performance Period but by no later than March 15 of the year after the year in which the last day of the Performance Period occurs (the “Payment Date”).

5.    Vesting; Termination of Employment. Except as set forth in this Section and in Section 6, Employee’s Cash Award will remain unvested until the last day of the Performance Period and, in the event that Employee experiences a Termination of Employment prior to the last day of the Performance Period, this Award Agreement will terminate and be of no further force or effect as of the date of any such Termination of Employment. Notwithstanding the foregoing, in the event of Employee’s death, Disability, or Retirement (each, a “Vesting Event”), each Tranche will vest and be payable at the time set forth in Section 4(c) as follows:
(a)If the Vesting Event occurs after the completion of the Performance Interval applicable to such Tranche, the amount of the Cash Award earned with respect to such Tranche will be based on the extent to which the Performance Goals established under Section 4(b) with respect to such Performance Interval have been achieved; and
(b)If the Vesting Event occurs before completion of the Performance Interval applicable to such Tranche, the amount of the Cash Award earned with respect to such Tranche will be based upon the extent to which the Performance Goals established under Section 4(b) with respect to such Performance Interval have been achieved as of the last day of such Performance Interval, except that the amount of the Cash Award earned will be pro-rated based on (i) the number of days which have elapsed during such Performance Interval up to and including the day such Vesting Event occurs, divided by (ii) 365.
For purposes of this Section, the term “Retirement” means the voluntary termination of employment by Employee from the Company when Employee’s age plus years of service with the Company (in each case measured in complete, whole years) equals or exceeds 67, provided that at the date of termination Employee is at least 58 years of age and has completed at least five (5) years of service with the Company.
6.    Change in Control. In the event the Company experiences a Change in Control prior to the last day of the Performance Period, then, effective as of the date of such Change in Control, each Tranche will be deemed to have been earned as follows:
(a)If the Change in Control occurs on or prior to the completion of six (6) months of the Performance Interval applicable to such Tranche, the amount of the Cash Award earned with respect to such Tranche will equal Employee’s Target Incentive for such Tranche;
(b)If the Change in Control occurs after the completion of the Performance Interval applicable to such Tranche, the amount of the Cash Award earned with respect to such Tranche will be based on the extent to which the Performance Goals established under Section 4(b) with respect to such Performance Interval have been achieved; and
(c)If the Change in Control occurs after completion of six (6) months or more but less than all of the Performance Interval applicable to such Tranche, the amount of the Cash Award earned with respect to such Tranche will based upon the extent to which the Performance Goals established under Section 4(b) with respect to such Performance Interval have been achieved, except that the applicable Performance Goals for such truncated Performance Interval will be pro-rated and the Company’s performance against such Performance Goals determined by the Committee in good faith as of the date of the Change in Control.
Payment shall be made in cash as soon as practicable after the Change in Control, but in no event later than March 15 of the year after the year in which the Change in Control occurs.
7.    Non-Solicitation. Employee, for the twelve (12)-month period immediately following the date of termination of Employee’s employment, shall not, either on his or her own account or jointly with or as a manager, agent, officer, employee, consultant, partner, joint venturer, owner, or shareholder, or otherwise on behalf of any other person, firm, or corporation, directly or indirectly solicit or attempt to solicit away from the Employer any of its employees or offer employment to any person who, on or during the six (6) months immediately preceding the date of such solicitation or offer, is or was an employee of the Employer.
8.    Forfeiture. Employee must reimburse or forfeit to the Company any payment received or to be received hereunder by Employee to the extent required by the clawback policy adopted by the Board of Directors.

9.    Tax Withholding. The Company will deduct from the payment, if any, of Employee’s Cash Award any taxes required to be withheld by federal, state or local government.
10.    Non‑Transferability. Neither this Award nor any rights under this Award Agreement may be assigned, transferred, or in any manner encumbered except as permitted under the Plan.
11.    Limitations. Nothing in this Award Agreement or the Plan grants to Employee any right to continued employment with the Company or any of its Affiliates or will be deemed to interfere in any way with the Company or any of its Affiliates’ right to terminate Employee’s employment at any time and for any reason, subject to applicable law. Payment of Employee’s Cash Award, if any, is not secured by a trust, insurance contract or other funding medium, and Employee does not have any interest in any fund or specific assets of the Company or any of its Affiliates by reason of this Cash Award.
12.    Definitions. To the extent not specifically defined in this Award Agreement, each capitalized term used in this Award Agreement has the meaning ascribed to such term in the Plan.
13.    Committee Administration. The Committee has sole and exclusive responsibility for construing and interpreting this Award Agreement and for resolving all questions arising under this Award Agreement. Any decision or action taken by the Committee arising out of, or in connection with, the construction, administration, interpretation and effect of this Award Agreement will be conclusive and binding upon all persons.
14.    Severability. The invalidity or unenforceability of any provision of this Award Agreement will not affect the validity or enforceability of the other provisions of this Award Agreement, which will remain in full force and effect. Moreover, if any provision is found to be excessively broad in duration, scope or covered activity, the provision will be construed so as to be enforceable to the maximum extent compatible with applicable law.
15.    Code Section 409A. The intent of the parties is that payments and benefits under this Agreement will comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted in accordance with this intent.
16.    Choice of Law. This Award Agreement will be governed by the laws of the State of Delaware, without reference to the principles of conflict of laws.
IN WITNESS WHEREOF, the Company has executed this Award Agreement as of the Date of Grant.
Red Robin Gourmet Burgers, Inc.

By: /s/ DENNY MARIE POST
Name: Denny Marie Post
Its: President & CEO

PARTICIPANT:

[NAME] Date

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